Exhibit 99.1

                         THE CHARLES SCHWAB CORPORATION




News Release

FOR IMMEDIATE RELEASE

CONTACTS:    Media   (San Francisco)   Greg Gable               (415) 636-5440
             (New York)                Marta Von Loewenfeldt    (212) 819-5284
             Investors/Analysts        Rich Fowler              (415) 636-9869

               SCHWAB APPOINTS DAVID S. POTTRUCK PRESIDENT and CEO


     SAN FRANCISCO, January 31, 2003 - The Board of Directors of The Charles Schwab Corporation [NYSE: SCH] yesterday appointed David S. Pottruck as president and chief executive officer, effective May 9, 2003, the date of the company's annual stockholders meeting. Mr. Pottruck had previously served as co-CEO with founder Charles R. Schwab, who remains chairman of the board of directors.

     Announcing the appointment, Mr. Schwab said, "As sole chief executive officer, David will shoulder more responsibility for guiding Schwab through its next era of growth. As the founder and major shareholder of this company, I will continue to play a very active role as the chairman - helping to build and lead the Corporation, working closely with David to set our strategy, speaking on behalf of our clients and investors, and ensuring that the Company stays true to its vision and values as it evolves to meet the changing needs of our clients. As many experts have suggested, from regulators to Congress to independent blue ribbon panels, it is important in today's environment that the positions of CEO and chairman be distinct and that the chairman play a central role. I intend to embody that and be the model of an active chairman."

     "David has been with Schwab for nearly two decades. As co-CEO for the past five years, he has worked closely with me in managing all aspects of the business. While this appointment reflects the Company's numerous successes during his tenure and the tremendous opportunities still ahead of us, it mainly recognizes that David has grown into one of the most accomplished leaders in financial services. He's proven his ability to not only help define our future strategy and lead the charge on achieving that strategy, but also to inspire thousands of employees to work towards realizing the Company's vision for Schwab and its clients. David's appointment as CEO positions Schwab extremely well for our future," said Mr. Schwab.

     Mr. Pottruck, 54, joined the firm in 1984 from Shearson/American Express. In 1988 he was appointed president and chief operating officer of Charles Schwab & Co., Inc. He became chief executive officer of this brokerage subsidiary in 1992, the same year he was appointed president of The Charles Schwab Corporation. He joined its Board of Directors in 1994, and became the company's co-CEO in January 1998. Since 1992, during Mr. Pottruck's tenure as president, client assets have grown from $48 to $765 billion.

                                     -more-

     "I'm honored by the Board's decision, and fortunate to be able to continue working closely with Chuck - as we have since 1984. We've been through some great challenges and successes, and I know we can count on Chuck's clarity of purpose and his vision as we move Schwab into its next era," said Mr. Pottruck.

     Mr. Schwab, 65, founded his San Francisco-based firm in 1971 and in 1974 became a pioneer in the discount brokerage business. He led a management buyback of the firm in 1987 from the Bank of America and brought the firm public that year. Today, the firm is one of the nation's largest financial services firms, serving 8.0 million investor accounts with $765 billion in client assets as of December 31, 2002. Mr. Schwab is widely considered one of the leading advocates for the individual investor, and in addition to his roles managing the firm, is a highly visible and vocal proponent of the benefits investing offers in building long-term wealth and financial security.

     "David and I share a common long-term goal," Mr. Schwab said, "for Schwab to be recognized by our service quality, market insights and client relationships as the most trusted firm in financial services. As the Company's founder and chairman, I look forward to working towards that end providing guidance to David and his management team and representing the company in public for many years to come."

     The Charles Schwab Corporation (NYSE:SCH), through Charles Schwab & Co., Inc. (member SIPC/NYSE), U.S. Trust Corporation, CyberTrader, Inc. (member SIPC/NASD) and its other operating subsidiaries, provides investment advice and a full array of financial products and services to its individual and institutional clients. The Charles Schwab, U.S. Trust and CyberTrader Websites can be reached at www.schwab.com, www.ustrust.com and www.cybertrader.com.

                                       ###

Charles Schwab & Co., Inc. Member: SIPC / New York Stock Exchange and Other Principal Stock and Options Exchanges.